Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

MICRONET ENERTEC TECHNOLOGIES, INC.

ENERTEC ELECTRONICS LTD.

Secured Convertible Debenture

Principal Amount: $[_________]	[Accrued and Unpaid Interest: $[_______]][1]

Issuance Date:	[______________]
Original Issuance Date:	[__________]
Debenture Number:	MICT-[2][3][4][5], or [6]

This Secured Convertible Debenture is issued in exchange for the secured note originally issued on [_________]2 in the outstanding principal amount of $[________] are was acquired for consideration consisting solely of the [___________] surrendered for cancellation in the exchange.

FOR VALUE RECEIVED, MICRONET ENERTEC TECHNOLOGIES, INC., a Delaware corporation (the “Micronet”), and ENERTEC ELECTRONICS LTD. a corporation organized under the laws of the State of Israel (“Enertec” and collectively with Micronet, the “Company”) hereby promise to pay to the order of YA II PN, Ltd., or its registered assigns (the “Holder”) the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined herein), any Repayment Date (as defined herein), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon a Repayment Date, the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Secured Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was issued pursuant to the Securities Purchase Agreement dated March ___, 2018, (the “Securities Purchase Agreement”) between Micronet, Enertec, and the Holder [solely in exchange for the surrender of the secured note originally issued on [______]]. Certain capitalized terms used herein are defined in Section 16.

[1]	Applicable only for MICT-5 which as of March 29, 2018 will have $63,287 of accrued and unpaid interest which will be due 90 days from closing .

[2]	MICT-2 = October 28, 2016. Original Amount $500,000. Current Principal $100,000.
MICT-3 = December 22, 2016. Original Amount $1,000,000. Current Principal $1,000,000.
MICT-4 = June 8, 2017. Current Principal $600,000. Current Principal $600,000.
MICT-5 = August 22, 2017. Current Principal $1,500,000. Current Principal $1,500,000.
Not applicable for New Convertible Debenture (which will be MICT-6)

(1) GENERAL TERMS

(a) Maturity Date. The “Maturity Date” shall be October 1, 2019, as may be extended at the option of the Holder.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to 6% (“Interest Rate”). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. [The Company shall pay the $[63,287] of accrued and unpaid interest owed under this Debenture at the time of issuance on the date 90 days from the Issuance Date.]3

(c) Security. This Debenture is secured by a grant of a security interest as set forth in the Securities Purchase Agreement.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due and payable under this Debenture and such failure was not cure within 30 days following the Holder’s written notice to such effect;

(ii) The Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

[3]	Only applicable to MICT-5. All accrued and unpaid interest on the other Exchanged Debentures will be paid from the closing proceeds.

2

(iii) The Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable and such default is not cured within five (5) Business Days;

(iv) The Common Stock shall cease to be quoted or listed for trading, fail to have a bid price or VWAP, or fail to maintain a trading market on any Primary Market, for a period of 30 consecutive Trading Days;

(v)  [Reserved];

(vi) the Company’s (A) failure to cure a Conversion Failure by delivery of (I) the required number of shares of Common Stock or (II) the Buy-In Price within fifteen (15) Business Days after the applicable Conversion Failure or (B) notice, written or oral, to any holder of the Debentures, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debentures into shares of Common Stock that is tendered in accordance with the provisions of the Debentures, other than pursuant to Section 4(e);

(vii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within fifteen (15) Business Days after such payment is due;

(viii) The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section 2(a)(i) through 2(a)(vii) hereof) or any Transaction Document (as defined in Section 16) which is not cured within the time prescribed;

3

(ix) any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures that is not otherwise cured within the time prescribed therein.

(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing and has not been cured within the time prescribed, the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture (subject to the beneficial ownership limitations set out in Section 3(d)) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date at the lower of the Fixed Conversion Price or the Variable Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) REDEMPTION

(a) Optional Monthly Cash Repayments. The Company may, at its option, following notice to the Holder, elect to redeem each Repayment Amount (a “Company Repayment”) on or before the applicable Repayment Date, subject to the provisions of Section 3(a) and (b).  On or prior to the date which is the fifth (5th) Trading Day prior to each Repayment Date (each, a “Repayment Notice Due Date”), the Company shall deliver written notice (each, an “Company Repayment Notice”), to the Holder which Company Repayment Notice shall either: (i) confirm that the applicable Repayment Amount may be converted by the Holder in whole, or in part, pursuant Section 4(c) anytime after the applicable Repayment Date; or (ii) state that the Company elects to redeem, in whole or in part, the applicable Repayment Amount pursuant to a Company Repayment. If the Company does not timely deliver a Company Repayment Notice in accordance with this Section 3(a), then the Company shall be deemed to have delivered an Company Repayment Notice confirming that the applicable Repayment Amount may be converted by the Holder. Notwithstanding the foregoing, in the event that there is an Equity Conditions Failure with respect to the conversion in full of a Repayment Amount then the Company shall be required to redeem the applicable Repayment Amount.

(b) If the Company elects a Company Repayment in accordance with Section 3(a), then the Repayment Amount which is to be paid to the Holder on the applicable Repayment Date shall be repaid by the Company on or before such Repayment Date, and the Company shall pay to the Holder on or before such Repayment Date, by wire transfer of immediately available funds, in an amount in cash equal to the full Repayment Amount (which shall include the Principal portion of the Repayment Amount, the applicable Redemption Premium, together with all accrued and unpaid Interest under this Debenture). If the Company fails to redeem the full Repayment Amount on the applicable Repayment Date, then the Company shall be deemed to have delivered a Company Repayment Notice confirming that the unpaid portion of the applicable Repayment Amount may be converted by the Holder.

4

(c) Company’s Additional Cash Redemption. The Company, at its option, shall have the right to redeem the outstanding Principal amount, or a portion thereof, and accrued and unpaid Interest, in addition to any Repayment Amounts at any time, provided that as of the date of the Holder’s receipt of a Redemption Notice (as defined herein) the VWAP has been less than the applicable Fixed Conversion Price for the prior 5 Trading Days. The Issuer shall pay an amount equal to the Principal portion of the amount being redeemed plus the applicable Redemption Premium, together with all accrued and unpaid Interest. In order to make a redemption pursuant to this Section 3(a), the Company shall first provide written notice to the Holder of its intention to make a redemption (the “Redemption Notice”).  On the fourth (4th) Trading Day after receipt of the Redemption Notice, the Company shall deliver to the Holder the redemption amount provided for in the Redemption Notice in cash (less any amount as which is subject to Conversion, as provided for in any Conversion Notice served by the Holder during the notice period). Any partial redemptions made in accordance with this Section 3(a) shall be applied towards the payment of Repayment Amounts in the order that they come due beginning with the most recent Repayment Dates.

(4) CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 4.

(a) Conversion Right. Subject to the provisions of Section 4(c) below, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Principal and accrued Interest (the “Conversion Amount”) into fully paid and nonassessable shares of Common Stock in accordance with Section 4(b) and 4(c), at the applicable Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the applicable Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination shall be either (i) $2.00 (the “Fixed Conversion Price”) or (ii) 98.5% of the lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the Conversion Date or other date of determination, provided, however that such price shall not be less than $0.50 (the “Variable Conversion Price”). The Conversion Price shall be adjusted from time to time for any stock splits or stock dividends and pursuant to the other terms and conditions of this Debenture.

(b) The Holder may at any time and from time to time, elect to convert any Principal amount which is outstanding, and any accrued and unpaid interest, at the Fixed Conversion Price by serving a Conversion Notice on the Company, and subject to, and in accordance with, Section 4(d).

5

(c) Subject to Section 3(b), prior to the Repayment Date for any Repayment Amount to be paid in accordance with the Repayment Schedule, the Holder may not affect any conversion of such Repayment Amount at the Variable Conversion Price, (but may elect to convert such Repayment Amount at the Fixed Conversion Price pursuant to Section 4(b)). However, in respect of any Repayment Amount subject to a Company Repayment Notice confirming that the applicable Repayment Amount may be converted by the Holder, the Holder may, at any time and from time to time after such Repayment Date, convert the applicable Repayment Amount (or any portion thereof) at the Variable Conversion Price by serving a Conversion Notice on the Company, and subject to, and in accordance with, Section 4(d).

(d) Mechanics of Conversion.

(i) To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If within five (5) Trading Days after the Company’s receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

6

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Principal amount and all accrued and unpaid Interest represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(e) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture hereunder to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

7

(ii) Primary Market Limitation. the Company shall not effect any conversions and the Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion the aggregate number of shares of Common Stock issued under this Debenture and all of the Other Debentures, in addition to such number of shares of Common Stock sold by the Company to D-Beta One EQ, Ltd. pursuant to the terms of a securities purchase agreement dated February 22, 2018,would cause the Company to breach its obligations under the rules and regulations of the Nasdaq Stock Market or otherwise exceeds 19.9% of the outstanding shares of Common Stock as of the date of the Securities Purchase Agreement, except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Investor.

(f) Other Provisions.

(i) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Debenture; and within five (5) Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(ii) All calculations under this Section 3 shall be rounded to the nearest $0.0001 or whole share.

(iii) Micronet covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. Micronet covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, and nonassessable.

(iv) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v) [Reserved]

(g) Change of Control Conversion.

(i) Subject to the limitations otherwise set forth herein, if the Company shall be a party to any Change of Control Transaction (as defined in Section 16), and this Debenture is not retired in connection with such Change of Control Transaction, the Holder may elect to convert any Principal amount which is outstanding, and any accrued and unpaid interest, at the lower of the Fixed Conversion Price or the Variable Conversion Price by serving a Conversion Notice on the Company, and subject to, and in accordance with, Section 4(d).

8

(5) Adjustments to Conversion Price

(a) [Reserved]

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If Micronet, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(d) Whenever the Conversion Price is adjusted pursuant to Section 5 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

9

(e) In case of any (1) merger or consolidation of the Company or any subsidiary of the Company with or into another Person, or (2) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section 2(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a principal amount equal to the aggregate principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(6) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 6(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 6(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 4(c)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 6(d)) representing the outstanding Principal.

10

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 6(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 6(a) or Section 6(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Micronet Enertec Technologies, Inc.
28 West Grand Avenue, Suite 3 Montvale, New Jersey 07645 Attention: David Lucatz, Chief Executive Officer Telephone: (201) 225-0190 Email: david@micronet-enertec.com

11

With Copy to:	Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP 1633 Broadway, 32nd Floor New York, New York 10019 Attention: Oded Har Even, Esq. Telephone: (212) 660-5002 Email: ohareven@zag-sw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: David Gonzalez
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8) Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities; or (iii) enter into any agreement with respect to any of the foregoing.

(9) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10) No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Company will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Company under this Debenture.

12

(11) This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state courts of the State of New York and the U.S. District Court for the District of New York sitting in Manhattan, in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(12) [Reserved]

(13) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(14) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(15) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(16) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

13

(17) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(c) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

(d) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(e) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(f) “Commission” means the Securities and Exchange Commission.

(g) “Common Stock” means the common stock, par value $0.001, of Micronet and stock of any other class into which such shares may hereafter be changed or reclassified.

(h) “Company Repayment” shall have the meaning assigned in Section 3(a).

14

(i) “Company Repayment Notice” shall have the meaning assigned in Section 3(a).

(j) “Equity Conditions” means that each of the following conditions is satisfied: (i) all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending; (iii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4(e) hereof and the rules or regulations of the Primary Market; (iv) there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (vii) the Company shall have no knowledge of any fact that would cause any applicable shares of Common Stock to be issued in connection with the event requiring determination not to be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

(k) “Equity Conditions Failure” means that on any applicable date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property

(n) “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement, and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(o)  “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(p) “Primary Market” means any of the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market, the Nasdaq Global Select Market, or the OTC QB, and any successor to any of the foregoing markets or exchanges.

15

(q) “Redemption Premium” means, for the first 90 days after the Issuance Date, 5%, and thereafter, 10%.

(r) “Repayment Amount” the amount set out under the column ‘Principal Amount” in the Repayment Schedule, plus the applicable Redemption Premium (except in the case of a conversion pursuant to Section 4(c)) and all accrued and unpaid interest.

(s) “Repayment Date” each of the dates set out under the column ‘Repayment Date’ in the Repayment Schedule, and references to a “Repayment Date” shall mean any of them applicable at the relevant time. If such day is not a Business Day, then the relevant Repayment Date shall be the immediately preceding Business Day.

(t) “Repayment Notice Due Date” shall have the meaning assigned in Section 3(a).

(u) “Repayment Schedule” means the schedule of optional cash repayments as set out in Schedule 1, or such other schedule of repayments as the parties may agree in writing from time to time.

(v) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w) “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(x) “Transaction Document(s)” shall have the meaning set forth in the Securities Purchase Agreement.

(y) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

(z) “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions, or, if no dollar volume-weighted average price is reported for such security by Bloomberg.

[Signature Page Follows]

16

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

MICRONET ENERTEC TECHNOLOGIES, INC.

By:
Name:
Title:

ENERTEC ELECTRONICS LTD.

By:
Name:
Title:

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: MICRONET ENERTEC TECHNOLOGIES, INC. and ENERTEC ELECTRONICS LTD.

Via Email: [__________________]

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. [_______] into Shares of Common Stock of MICRONET ENERTEC TECHNOLOGIES, INC. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Accrued Interest to be Converted:

Total Conversion Amount to be converted:

Applicable Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number:

SCHEUDLE 1
REPAYMENY SCHEDULE

Each Debenture will Include Only the Column that is Applicable to that Debenture.

		Principal Amount
	Repayment Date	MICT-2	MICT-3	MICT-4	MICT-5	MICT-6	TOTAL
1	1-May-18	0	0	0	0	0	0
2	1-Jun-18	100,000	25,000	0	0	0	125,000
3	1-Jul-18	0	125,000	0	0	0	125,000
4	1-Aug-18	0	125,000	0	0	0	125,000
5	1-Sep-18	0	125,000	0	0	0	125,000
6	1-Oct-18	0	125,000	0	0	0	125,000
7	1-Nov-18	0	125,000	0	0	0	125,000
8	1-Dec-18	0	125,000	0	0	0	125,000
9	1-Jan-19	0	125,000	0	0	0	125,000
10	1-Feb-19	0	100,000	25,000	0	0	125,000
11	1-Mar-19	0	0	125,000	0	0	125,000
12	1-Apr-19	0	0	125,000	0	0	125,000
13	1-May-19	0	0	125,000	0	0	125,000
14	1-Jun-19	0	0	125,000	0	0	125,000
15	1-Jul-19	0	0	75,000	50,000	0	125,000
16	1-Aug-19	0	0	0	125,000	0	125,000
17	1-Sep-19	0	0	0	125,000	0	125,000
18	1-Oct-19	0	0	0	1,200,000	1,800,000	3,000,000
		$100,000	$1,000,000	$600,000	$1,500,000	$1,800,000	$5,000,000